PORTILLO’S INC.
SENIOR EXECUTIVE SEVERANCE PLAN
ARTICLE I
PURPOSE
The purpose of this Senior Executive Severance Plan (this “Plan”) is to provide severance benefits to certain eligible employees of Portillo’s Inc., a Delaware corporation (the “Company”), and its Affiliates, who experience a Qualifying Termination under the conditions described in this Plan. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Article II.
ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):
“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the applicable Participant’s consent, be a firm serving as accountant or auditor for the Person effecting the Change in Control.
“Accrued Obligations” means, with respect to a Participant’s Termination of Employment, (a) such Participant’s base salary through the Termination Date; (b) reimbursement for legitimate business expenses accrued during the period that such Participant was employed with the Company and its Affiliates; (c) any accrued but unused paid time off to the extent not theretofore paid; and (d) vested employee benefits accrued through the Termination Date in accordance with applicable law or the governing plan rules.
“Actual Annual Bonus” means, with respect to a Participant, the actual annual bonus to which such Participant would have been entitled for the fiscal year in which the Termination Date occurs had he or she not incurred a Qualifying Termination.
“Administrator” means the Board and the Committee or such other committee of the Board as selected by the Board to administer this Plan.
“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.
“Annual Base Salary” means, with respect to a Participant, the annual rate of base salary in effect for such Participant as of such Participant’s Termination Date (without giving effect to any reduction resulting in a Termination for Good Reason).
“Board” means the Board of Directors of the Company.
“Cause” has the meaning set forth in the Equity Plan.

“Change in Control” has the meaning set forth in the Equity Plan.
“Change in Control Period” means the two-year period commencing upon the occurrence of a Change in Control.
“CIC Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant in Annex A hereto.
“CIC Severance Payment” has the meaning set forth in Section 5.2(b).
“CIC Severance Period” means, with respect to a Participant, a number of months equal to the product of (a) 12 months and (b) such Participant’s CIC Multiple.
“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COBRA Period” means, with respect to a Participant, the lesser of (a) the Severance Period or CIC Severance Period, as applicable, and (b) the 18-month period following the Termination Date.
“COBRA Reimbursement” has the meaning set forth in Section 5.1(e).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means the Class A common shares, par value $0.01 per share (and any shares or other securities into which such Common Stock may be converted or into which it may be exchanged), of the Company.
“Company” has the meaning set forth in Article I and in Section 8.1.
“Company Group” means, collectively, the Company and its Affiliates.
“Confidential Information” has the meaning set forth in Section 6.2.
“Delayed Payment Date” has the meaning set forth in Section 8.10(c).
“Director” means a member of the Board.
“Disability” has the meaning set forth in the Equity Plan.
“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company of the stock of the Affiliate) or a sale of a division of the Company and its Affiliates (including, without limitation, a sale of assets of the Company and/or its Affiliates).
“Effective Date” has the meaning set forth in Article III.
“Eligible Employee” means an Employee employed in the United States who is designated within one of the employee classification categories specified on Annex A hereto, excluding any such Employee who (a) is covered under any collective bargaining agreement or (b) is party to any individual employment, severance, or similar agreement with the Company or any of its Affiliates that provides for severance benefits that are more favorable than the severance benefits provided under this Plan.
“Employee” means a regular, active employee of any member of the Company Group. For any and all purposes under this Plan, the term “Employee” does not include an individual hired as an independent contractor, leased employee, consultant, or an individual otherwise designated by the Administrator at the time of hire as not eligible to participate in or receive benefits under this Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of a member of the Company Group or otherwise an employee by any governmental or judicial authority.
“Equity Plan” means the Portillo’s Inc. 2021 Equity Incentive Plan, as amended or amended and restated from time to time.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
“Executive Officers” means, as of any particular time, Eligible Employees who are designated as “executive officers” (within the meaning of Rule 3b-7 promulgated under the Exchange Act) of the Company as of such time.
“Good Reason” means the occurrence of any of the following events without the consent of the Participant: (i) a material reduction in the Participant’s base salary (other than a reduction affecting all similarly situated employees, which reduction does not exceed 10% of current base salary), (ii) a material diminution in the Participant’s position and duties, which shall not include a change in reporting structure, or (iii) a requirement that the Participant relocate his or her current office outside a radius of fifty (50) miles from the Participant’s current office location. The Participant may not resign or otherwise terminate his or her employment for any reason set forth above as Good Reason unless the Participant (x) notifies the Company in reasonable detail within sixty (60) days following his or her initial knowledge of an event that would constitute Good Reason, (y) the Company fails to remedy such event within 30 days following receipt of such notice, and (z) the Participant terminates employment within 30 days following the end of such 30-day remedy period. Notwithstanding the foregoing, if the Participant is subject to an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate that defines “Good Reason”, then Good Reason shall have the meaning set forth therein, otherwise Good Reason shall have the meaning set forth above.
“Independent Administrator” has the meaning set forth in Section 7.1.
“Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant in Annex A hereto.
“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
“Participant” means any Eligible Employee who incurs a Qualifying Termination and thereby becomes eligible for Severance Benefits under this Plan.
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
“Plan” has the meaning set forth in Article I.
“Plan Payments” has the meaning set forth in Section 5.5(a).
“Prior-Year Annual Bonus” means, with respect to a Participant, an amount, if any, equal to the annual bonus earned by the Participant for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs that remains unpaid as of the Termination Date.
“Prorated Annual Bonus” means, with respect to a Participant, the product of (a) such Participant’s Actual Annual Bonus (or, if the applicable Qualifying Termination occurs during the Change in Control Period, the greater of such Participant’s Actual Annual Bonus and Target Annual Bonus) and (b) a fraction, the numerator of which is the number of days elapsed in the fiscal year of the Company in which the Termination Date occurs and the denominator of which is the total number of days in such fiscal year.
“Qualifying Termination” means, with respect to an Eligible Employee, (a) a Termination of Employment by the Company and/or its Affiliates (including any successors thereto as described in Section 8.1) other than a Termination for Cause (excluding, for the avoidance of doubt, as a result of an Eligible Employee’s death or Disability) and (b) during the Change in Control Period, a Termination for Good Reason.
“Release” has the meaning set forth in Section 4.2.
“Restricted Territory” means, with respect to a Participant, (a) if such Participant’s responsibilities to the Company Group during the 24-month period immediately preceding the Termination Date were limited to a specific territory or territories within or outside the United States, then such specific territory or territories; and (b) otherwise, the United States.
“Safe Harbor Amount” means three (3.0) times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus one dollar (-$1.00) [3x base amount -$1.00].

“Severance Benefits” means the amounts and benefits payable or required to be provided in accordance with Section 5.1 or 5.2, as applicable, excluding Accrued Obligations.
“Severance Payment” has the meaning set forth in Section 5.1(b).
“Severance Period” means, with respect to a Participant, a number of months equal to the product of (a) 12 months and (b) such Participant’s Multiple.
“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company; provided that each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
“Target Annual Bonus” means, with respect to a Participant, the target annual incentive payment for which such Participant is eligible in respect of the fiscal year in which the Termination Date occurs (without giving effect to any reduction resulting in a Termination for Good Reason).
“Termination Date” means, with respect to an Eligible Employee, the date on which such Eligible Employee incurs a Termination of Employment for any reason.
“Termination for Cause” means a Termination of Employment for Cause.
“Termination for Good Reason” shall mean a Termination of Employment for Good Reason.
“Termination of Employment” means an Eligible Employee’s termination of employment with the Company and its Affiliates. Notwithstanding the foregoing, unless otherwise determined by the Administrator, an Eligible Employee employed by, or performing services for, an Affiliate, or a division of the Company and its Affiliates shall not be deemed to have incurred a Termination of Employment if, as a result of a Disaffiliation, such Affiliate or division ceases to be an Affiliate, or division, as the case may be, and the Eligible Employee is offered employment, or continued employment, with the buyer or the Company, as applicable, or one of their respective Affiliates, that provides for compensation and benefits that are substantially comparable, in the aggregate, to the compensation and benefits (excluding equity awards) provided to such Eligible Employee immediately prior to such Disaffiliation. In addition, temporary absences from employment because of illness, vacation, or approved leave of absence and transfers among the Company and its Affiliates shall not be considered Terminations of Employment.
ARTICLE III
EFFECTIVENESS
This Plan shall become effective as of ________________, 2024 (the “Effective Date”).

ARTICLE IV
ELIGIBILITY
4.1 Participation. Any Eligible Employee who incurs a Qualifying Termination and who satisfies the conditions set forth in Section 4.2 shall be eligible to receive the Severance Benefits set forth in Section 5.1 or 5.2, as applicable.
4.2 Release of Claims. An Eligible Employee’s right to receive the Severance Benefits pursuant to Section 5.1 or 5.2, as applicable, shall be subject to (a) such Eligible Employee’s execution and delivery to the Company not later than 21 days following such Eligible Employee’s Termination Date of a general release of claims (a “Release”) in favor of the Company Group in substantially the form attached hereto as Annex B (which may be updated by the Company as a result of change in applicable law), including the specific release at Exhibit A thereto, where applicable, and (b) such Releases becoming irrevocable in accordance with its terms.
ARTICLE V
SEVERANCE BENEFITS
5.1 Prior to a Change in Control or Following the Change in Control Period. If the Participant incurs a Qualifying Termination prior to a Change in Control or following the Change in Control Period, then the Participant shall, subject to Sections 4.2 and 6.1 (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:
(a) The Accrued Obligations, which, in the case of clauses (a) through (c) of such definition, shall be payable in cash in a lump sum within 30 days following the Termination Date and in the case of clause (d) of such definition, shall be payable in accordance with applicable law and the terms of the governing plan rules.
(b) An amount in cash equal to the product of (i) the Participant’s Multiple and (ii) the Participant’s Annual Base Salary (the “Severance Payment”), which Severance Payment shall be payable in substantially equal installments over the applicable Severance Period in accordance with the Company’s normal payroll practices; provided, that the first payment shall be paid on the 60th day following the Termination Date and shall include any portion of the Severance Payment that would have otherwise been payable during the period between the Termination Date and such payment date.
(c) The Prorated Annual Bonus, payable in a lump sum in cash on the date on which the Company pays out the applicable Annual Bonus (other than any portion of such Prorated Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder).
(d) The Prior-Year Annual Bonus (if any), payable in a lump sum in cash on the date on which the Company otherwise pays out the applicable Annual Bonus for the fiscal year for which the Prior-Year Annual Bonus was earned (other than any portion of such Prior-Year Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder).

(e) If the Participant timely elects COBRA coverage, then reimbursement for the cost of health insurance continuation coverage under COBRA in excess of the cost that Employees are required to pay for health insurance benefits under the plan in which the Participant was actively participating as of the Termination Date (the “COBRA Reimbursement”) until the earlier of (i) the end of the COBRA Period and (ii) the date on which the Participant obtains comparable alternative insurance coverage; provided that the first such reimbursement payment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the COBRA Reimbursement that would have otherwise been payable during the period between the Termination Date and such payment date.
(f) The Company will provide and pay for outplacement services to the Participant through a nationally recognized firm selected by the Company which specializes in outplacement services, which services shall extend for up to 12 months from the Termination Date, up to a maximum value of $25,000.

5.2 During the Change in Control Period. If the Participant incurs a Qualifying Termination during the Change in Control Period, then the Participant shall, subject to Sections 4.2 and 6.1 (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:
(a) The Accrued Obligations, payable as set forth in Section 5.1(a).
(b) An amount in cash equal to the product of (i) the Participant’s CIC Multiple and (ii) the sum of the Participant’s Annual Base Salary and Target Annual Bonus (the “CIC Severance Payment”), which CIC Severance Payment shall be payable in cash in a lump sum on the 60th day following the Termination Date.
(c) The Prorated Annual Bonus, payable in a cash lump sum on the 60th day following the Termination Date.
(d) The Prior-Year Annual Bonus (if any), payable as set forth in Section 5.1(d).
(e) If the Participant timely elects COBRA coverage, then the COBRA Reimbursements until the earlier of (i) the end of the COBRA Period and (ii) the date on which the Participant obtains comparable alternative insurance coverage; provided that the first such reimbursement payment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the COBRA Reimbursement that would have otherwise been payable during the period between the Termination Date and such payment date.
(f) The Company will provide and pay for outplacement services to the Participant through a nationally recognized firm selected by the Company which specializes in outplacement services, which services shall extend for up to 12 months from the Termination Date, up to a maximum value of $25,000.

5.3 No Offset; No Mitigation. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Company or any Affiliate may have against a Participant or any other Person. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

5.4 No Duplication; Other Benefit Plans. A Participant who experiences a Qualifying Termination that entitles him or her to the Severance Payments contemplated by Section 5.1 or 5.2 shall not be entitled to any compensation or benefits under any other Company severance plan or policy in connection with such Qualifying Termination [or under any individual agreement between the Participant and Company or its Affiliates that provides for compensation or benefits in connection with such Qualifying Termination, unless such individual agreement provides for compensation or benefits that are more favorable to the Participant than this Plan, in which case the Participant shall receive the compensation or benefits under the individual agreement and shall not receive duplicative benefits under this Plan]. Other than with respect to any such severance plan or policy, this Plan shall not affect a Participant’s entitlement to compensation or benefits under any other employee benefit plan or compensatory arrangement of the Company or its Affiliates, which, in each case, shall be construed in accordance with its respective terms.

5.5 Certain Reduction in Payments—Best Net.
(a) Notwithstanding anything in this Plan to the contrary, in the event the Accounting Firm shall determine that receipt of all Payments would subject a Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder (and be responsible for the payment of any applicable excise and other taxes due on such Plan Payments).
(b) If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5.5 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 business days following the Termination Date. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced, unless otherwise agreed to in writing by Eligible Employee and the Company. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments that are parachute payments in the following order: (i) cash payments under Section 5.1 or 5.2, as applicable, that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments under Section 5.1 or 5.2, as applicable, that do constitute deferred compensation, in each case, beginning with the payments or benefits that are to be paid or provided the farthest in time from the Termination Date. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c) To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on, or after the date of a change in ownership or control of the Company (within the meaning of Treas. Regs. § 1.280G-1, Q&A-2(b)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Treas. Regs. § 1.280G-1, Q&A-9 and Q&A-40 to Q&A-44, and/or exempt from the definition of the term “parachute payment” (within the meaning of Treas. Regs. § 1.280G-1, Q&A-2(a) in accordance with Treas. Regs. § 1.280G-1, Q&A-5(a)).

5.6 Legal Fees. With respect to any Participants who are Executive Officers as of immediately prior to the Change in Control, the Company agrees to pay, to the full extent permitted by law, all reasonable legal fees and expenses [up to but not in excess of $250,000] that such Participant may reasonably incur at any time from a Change in Control through the Participant’s remaining lifetime (or, if longer, through the 10th anniversary of the Change in Control) as a result of any contest by the Company, any Affiliate, such Participant, or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the entitlement to or amount of any payment pursuant to this Plan) in which the Participant is the prevailing party. The reimbursement under this Section 5.6 shall be paid within 10 days following the Company’s receipt of an reasonably detailed invoice from any such Participant and shall include interest on any payment of legal fees and expenses paid by the Participant at the applicable federal rate provided for under Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were initially paid by the Participant.

ARTICLE VI
RESTRICTIVE COVENANTS
6.1 General. A Participant’s right to receive the Severance Benefits pursuant to Section 5.1 or 5.2, as applicable, shall be subject to the Participant’s continued compliance with the covenants set forth in this Article VI.
    6.2 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company Group, all secret or confidential information, knowledge, or data relating to the Company Group and its businesses that Participant has obtained during his or her employment by the Company Group and that is not public knowledge (other than as a result of Participant’s violation of this Section 6.2), including, without limitation, patents, copyrights, proprietary information, trade secrets, formulas, recipes, food preparation and service techniques, ordering equations, waste calculations, store and restaurant designs, equipment designs, training materials, administrative forms, prices and pricing methods, organization structures, business systems and plans, sources of supply, methods and process of distribution, methods and techniques of marketing, financial information, costs, procedures, manuals, personnel records, benefits and payroll information, wages, salaries, bonuses and other compensation, and confidential reports (which are deemed for all purposes confidential and proprietary (“Confidential Information”). For the purpose of this Section 6.2, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available.

No Participant shall communicate, divulge, or disseminate Confidential Information at any time during or after such Participant’s employment with the Company Group, except with prior written consent of the applicable Company Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents, and the like that the Participant uses, prepares, or comes into contact with during the course of the Participant’s employment shall remain the sole property of the Company and/or the Company Group, as applicable, and shall be turned over to the applicable Company Group company upon the Participant’s Termination of Employment.

This Section 6.2 does not prohibit, nor shall it be construed as prohibiting, a Participant from disclosing information to government or law enforcement agencies if the Participant has reasonable cause to believe that the information discloses a violation of state or federal law, rule or regulation.

    6.3 Nonsolicitation of Employees. Where not prohibited by law, each Participant covenants and agrees that during Participant’s employment and for a period of one (1) year after he/she ceases to be employed by the Company Group, he/she will not directly or indirectly solicit for employment any individual who was an Employee of the Company Group as of the Participant’s Termination Date or within twelve (12) months prior to the Participant’s Termination Date. The recruitment of employees within or for the Company Group shall not constitute a breach of this Section 6.3.

    6.4 Nondisparagement. Each Participant agrees not to make, participate in the making of, or encourage any other person to make, any public statements, written or oral, in whatever format, including, without limitation, electronic communications such as Internet message boards, Twitter, Facebook, Instagram, Linkedln or Glassdoor posts, whether the poster's identity is disclosed or such comments are made anonymously, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Company Group, or any of its members, or any of such member’s directors, officers, executives, securityholders, partners, agents or employees. Each Participant further agrees not to make any negative public statements, written, electronic or oral, relating to his or her employment, separation from employment, his or her coworkers, or any aspect of the business of the Company Group. This includes refraining from making any negative statements about the Company Group or any of its officers, directors, managers or employees to contractors and subcontractors, and from taking any actions that would harm Company Group’s relationship with contractors and subcontractors. Each Participant understands that the Company Group agrees that it will not make any public statements, written, oral or electronic, intended to criticize, disparage or defame Participant or his or her reputation or make negative public statements about Participant’s employment or separation from employment. Nothing in this Section 6.4 is intended to or shall prevent the reporting of good faith allegations of unlawful employment practices to appropriate federal, state or local government agencies enforcing discrimination laws, reporting of good faith allegations of criminal conduct to federal, state or local officials, providing of truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process, participation in proceedings with any federal, state or local government agency enforcing discrimination laws, making of any truthful statements or disclosures required by law, regulation or legal process, request or receipt of confidential legal advice, or otherwise as required by law. Each Participant and the Company Group agree that if they receive a request for testimony pertaining to the other party in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise required by law, they will notify the other party in writing as promptly as practicable after receiving the request regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible). Notice to the Company Group shall be made to Portillo’s Inc., Attn: General Counsel. Each Participant and the Company Group agree and acknowledge that this non-disparagement provision is mutual and is a material term, the absence of which would have resulted in the Company Group refusing to agree to pay Severance Benefits or issue a Severance Payment. This Section 6.4 shall cease to apply upon the occurrence of a Change in Control.

    6.5 Cooperation and Assistance with Claims. Each Participant agrees that, following such Participant’s Termination of Employment for any reason, such Participant shall reasonably cooperate with the Company, its Affiliates, Subsidiaries, officers, directors, shareholders, or employees (i) concerning requests for information about the business of the Company or Company Group or your involvement and participation therein, (ii) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while the Participant was employed by the Company, and (iii) with respect to transition and succession matters. Each Participant’s cooperation shall include, but not be limited to (taking into account his/her personal and professional obligations, including those to any new employer or entity to which he/she provides services), being available to meet and speak with officers or employees of the Company and/or the Company's counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company's counsel to effectuate the foregoing. Where not prohibited by law, each Participant shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time. This Section 6.5 shall cease to apply upon the occurrence of a Change in Control.

6.6 Acknowledgement and Enforcement. Each Participant acknowledges and agrees that: (a) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, and other Confidential Information of the Company Group; (b) because of the nature of the business in which the Company Group is engaged and because of the nature of the Confidential Information to which the Participant has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company Group if the Participant breached any of the covenants set forth in this Article VI; and (c) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Article VI would be inadequate. Each Participant therefore agrees and consents that, if the Participant commits any breach of a covenant under this Article VI or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to seek temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any of the covenants contained in this Article VI is finally held by a court to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby; provided, however, that, if any of such covenants is finally held by a court to be invalid, illegal, or unenforceable because it exceeds the maximum scope and/or duration determined to be acceptable to permit such provision to be enforceable, such covenant shall be deemed to be modified to the minimum extent necessary to modify such scope and/or duration to make such provision enforceable hereunder.

6.7 Similar Covenants in Other Agreements Unaffected. Each Participant acknowledges that the Participant currently is, or in the future may become, subject to covenants contained in other agreements (including, but not limited to, agreements to protect Company assets, confidentiality and business protection agreements, stock option agreements, performance share unit agreements, and restricted share unit agreements) that are similar to those contained in this Article VI. Further, a breach of the covenants contained in this Article VI may have implications under the terms of such other agreements, including, but not limited to, a forfeiture of equity awards and long-term cash compensation. Each Participant acknowledges the foregoing and understands that the covenants contained in this Article VI are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

6.8 Whistleblower Rights. Under the federal Defend Trade Secrets Act of 2016, Eligible Employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to the Eligible Employee’s attorney in relation to a lawsuit for retaliation against such Eligible Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Plan shall (A) prevent any Eligible Employee from testifying truthfully as required by law, (B) prohibit or prevent any Eligible Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), or (C) prevent any Eligible Employee from disclosing Confidential Information in confidence to a federal, state, or local government official for the purpose of reporting or investigating a suspected violation of law.
ARTICLE VII
ADMINISTRATION
7.1 Administrator. This Plan shall be administered by the Administrator. Prior to the occurrence of a Change in Control, the Administrator may delegate its authority under this Plan to an individual or another committee. In addition, in the event of an impending Change in Control, the Administrator may appoint a Person (or Persons) independent of the third party effectuating the Change in Control to be the Administrator effective upon the occurrence of a Change in Control and such Administrator shall not be removed or modified following a Change in Control, other than at its own initiative (the “Independent Administrator”). If the Administrator determines to appoint an Independent Administrator pursuant to this Section 7.1, the Independent Administrator shall be entitled to receive reasonable compensation as is mutually agreed upon between the Administrator and the Independent Administrator, and all reasonable expenses of the Independent Administrator shall be paid or reimbursed by the Company upon receipt of proper documentation by the Company.

7.2 Standard of Review. Except as otherwise provided in this Plan, the decision of the Administrator (including the Independent Administrator) upon all matters within the scope of its authority shall be final, conclusive, and binding on all parties; provided that, in the event that no Independent Administrator is appointed upon the occurrence of a Change in Control, any determination by the Administrator of (a) whether a Termination of Employment constitutes a Termination for Cause or a Termination for Good Reason during the Change in Control Period or (b) the severance, rights, and benefits due to a Participant upon a Termination of Employment during the Change in Control Period shall be subject to de novo review.

7.3 Indemnification. The Administrator, any delegee of the Administrator permitted under Section 7.1, and the Independent Administrator (if any) shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Administrator’s or the Independent Administrator’s duties hereunder.

ARTICLE VIII
MISCELLANEOUS
8.1 Successors. This Plan shall bind any successor of the Company, its assets, its equity, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place, unless such successor succeeds to the Plan by operation of law. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
8.2 Amendment, Suspension, and Termination. Prior to a Change in Control or following the end of the Change in Control Period, this Plan may be amended, suspended, or terminated by written resolution of the Committee at any time; provided that no such amendment, suspension, or termination shall affect the Severance Benefits payable to any Participant who has experienced a Qualifying Termination prior to such amendment or termination. During the Change in Control Period, this Plan may not, without the consent of all Eligible Employees, be (a) amended in any manner that would adversely affect the rights or potential rights of Eligible Employees, (b) suspended, or (c) terminated.
8.3 Compliance with Law. Notwithstanding anything else contained herein, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities.
8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Participant:
At the address most recently on the books and records of the Company.

if to the Company:
Portillo’s Inc.
2001 Spring Road, Suite 400
Oak Brook, IL 60523
Attention: General Counsel
or to such other address as the Company or any Participant shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
8.5 Employment Status. This Plan does not constitute a contract of employment, does not alter the at-will employment relationship or impose on any Participant, the Company, or any Affiliate of the Company, any obligation to retain any Participant as an employee.
8.6 Tax Withholding. The Company may withhold from any amounts payable under this Plan such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

8.7 ERISA Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees, or alternatively, is intended to be a payroll practice plan not requiring an ongoing administrative program for paying benefits. Consequently, this Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. All payments pursuant to this Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other Person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in this Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Plan.
8.8 Construction. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Neither a Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right a Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
8.9 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
8.10 Section 409A of the Code.
(a) General. It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a Termination of Employment under this Plan that constitute “nonqualified deferred compensation” under Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c) Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the applicable Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code. The Participant shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Participant’s separation from service occurs. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Participant’s death.
8.11 Dispute Resolution. Where not prohibited by law, any controversy or claim arising out of or relating to this Plan (or the enforceability thereof) shall be resolved by arbitration in accordance with the laws of the State of Delaware by one arbitrator. The arbitrator shall be appointed pursuant to Rule 11 of the American Arbitration Association’s Commercial Arbitration Rules, amended and effective September 15, 2005. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
8.12 Company’s Reservation of Rights. The Company reserves the right to discontinue or modify its compensation, incentive, benefit and perquisite plans, programs and practices at any time and from time to time. Moreover, the brief summaries contained herein are subject to the terms of such plans, programs and practices.
8.13 Prior Plans Superseded. From and after the Effective Date, this Plan shall supersede any other executive severance plans or change in control plans maintained by the Company.

* * * *

Annex A

PLAN PARTICIPANTS

Position	Multiple	CIC Multiple
Chief Executive Officer (“CEO”)	1.5x	3.0x
Executive Officers (other than the CEO)	1.0x	2.0x
Senior Vice President and Above (other than Executive Officers and the CEO)	0.75x	2.0x

Annex B

RELEASE
I.    You agree that, in consideration of this Agreement, you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against the Company, Company Group and any of their subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Agreement arising out of, during or relating to your employment or services with the Company or Company Group or the termination of such employment or services, except as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under common law, including, but not limited to, breach of expressor implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company or Company Group; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., and the Americans with Disabilities Amendments Act, the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the Illinois Human Rights Act, 775 ILCS 5/1 et seq., any municipal ordinance, any contract of employment, express or implied; any provision of any other law, common or statutory, of the United States, Illinois, or any applicable state.
    Notwithstanding the foregoing, nothing contained in this Section I shall (i) subject to Sections III and IV and the ADEA Release at Exhibit A, impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”); (ii) waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers' compensation benefits, or unemployment benefits; (iii) be construed to prohibit you from bringing appropriate proceedings to enforce the Agreement; or (iv) subject to the limitations set forth in the Agreement, affect any rights of defense or indemnification under any applicable insurance policy.
II.   For the purpose of implementing a full and complete release, you understand and agree that this Agreement is intended to waive and release all claims, if any, which you may have and which you may not now know or suspect to exist in your favor against the Company, Company Group, any of their respective subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives and this Agreement extinguishes those claims.
III.  By signing this Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf. This Agreement shall not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, you acknowledge and agree that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. Company has advised you to consult with an attorney of your choosing prior to signing this Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Agreement and the ADEA Release (defined below), with an attorney. You further represent that you understand and agree that neither Company nor Company Group is under an obligation to offer this Agreement, and that you are under no obligation to consent to this waiver and release of claims.
IV. You shall have twenty-one (21) calendar days from the date of this Agreement to consider the Agreement, including the ADEA Release in Exhibit A. Once you have signed this Agreement and Exhibit A, you shall have seven (7) additional days from the date of execution to revoke your consent to this Agreement, including the ADEA Release. Any such revocation shall be made in writing so as to be received by the Company and Company Group prior to the eighth (8th) day following your execution of this Agreement and Exhibit A. If no such revocation occurs, the Agreement, including the ADEA Release, shall become effective on the eighth (8th) day following your execution of the Agreement and Exhibit A (the “Effective Date”).
Exhibit A

ADEA RELEASE

    I. You agree that, in consideration of this Agreement, you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against the Company, Company Group and their past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, representatives, administrators and fiduciaries (except that in the case of agents, representatives, administrators, attorneys and fiduciaries, only to the extent in any way related to his or her employment with, or the business affairs of the Company or Company Group) and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, suits, disputes, judgments, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever relating in any way to your rights under the Age

Discrimination in Employment Act of 1967, as amended (the “ADEA”), whether known or unknown, suspected or unsuspected, which you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees in law or equity, arising on or before the date this ADEA Release (as defined below) is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “ADEA Release”). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company, Company Group or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney's fees, costs, expenses, and any other type of damage or relief. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company, Company Group or any of the Releasees arising out of or relating any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company , Company Group or any of the Releasees for any of the matters set forth in this ADEA Release.

        2.     The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company and Company Group are under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to the ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.

        3.     You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company's General Counsel prior to the eighth (8th) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the “Effective Date”). In the event that you revoke your consent, this ADEA Release shall be null and void.

IN WITNESS WHEREOF, you have executed this ADEA Release as of the date set forth below.

_____________________________________            _______________________
Signature                                 Date

Annex C

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